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                                                                     EXHIBIT 5.1

                                  June 7, 1996




Uranium Resources, Inc.
12750 Merit Drive, Suite 1020
Lock Box 12
Dallas, TX 75251

Gentlemen:

         We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 of (i) 496,040 shares of the Company's Common Stock, $0.001 Par Value (the "Shares") to be sold by Oren L. Benton, (ii) the 736,842 Shares to be sold by Concord International Mining and Management Corp., (iii) 100,000 Shares to be sold by Grant Bettingen, Inc., and (iv) 50,000 Shares to be sold by James P. Congleton. The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Shareholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

         We hereby consent to the use of this opinion as part of the Registration Statement.

                                        Very truly yours,



                                        BAKER & HOSTETLER